Exhibit 3.1

CHATHAM LODGING TRUST
ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST: Chatham Lodging Trust, a Maryland real estate investment trust (the "Trust") formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), desires to amend and restate its Declaration of Trust as currently in effect.
SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended (the "Declaration of Trust"):
ARTICLE I
FORMATION
The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the "Code").
ARTICLE II
NAME
The name of the Trust is:
Chatham Lodging Trust
Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees," or "Board") determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.
ARTICLE III
PURPOSES AND POWERS
Section 3.1    Purposes. The purposes for which the Trust is formed are to engage in any businesses and activities that a trust formed under Title 8 may legally engage in, including, without limitation or obligation, engaging in business as a real estate investment trust ("REIT") within the meaning of Section 856 of the Code.
Section 3.2    Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in the Declaration of Trust of the Trust, as it may be amended and supplemented, which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV
RESIDENT AGENT
The name and address of the resident agent of the Trust in the State of Maryland are The Corporation Trust Incorporated, 351 West Camden St., Baltimore, MD 21201.
The resident agent of the Trust is a Maryland corporation. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.
ARTICLE V
BOARD OF TRUSTEES
Section 5.1    Powers. Subject to any express limitations contained in the Declaration of
Trust or in the Bylaws of the Trust, as amended from time to time (the "Bylaws"), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.
The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to cause the Trust to terminate its status as a REIT under the Code pursuant to Section 5.5 hereof; to determine that compliance with any restriction or limitation on ownership and transfers of shares of beneficial interest in the Trust set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT pursuant to Section 5.5 hereof; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest in the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.
Section 5.2    Number. The number of Trustees (hereinafter the "Trustees") shall be one, which number may be increased or decreased pursuant to the Bylaws, but shall never be more than 15. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify.
The name of the Trustee who shall serve until his successor is duly elected and qualify is:
Jeffrey H. Fisher
The Board of Trustees may increase or decrease the number of Trustees in the manner provided in the Bylaws. Vacancies on the Board of Trustees, whether resulting from an increase in the number of Trustees or otherwise, may be filled only by the Board of Trustees in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.
The Trust elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the Maryland General Corporation Law that, except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares (as hereinafter defined), any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred.
Section 5.3    Resignation or Removal. Any Trustee may resign by written notice to the
Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares (as hereinafter defined) to elect or remove one or more Trustees, a Trustee may be removed at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Trustees. For the purpose of this paragraph, "cause" shall mean, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.
Section 5.4    Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of Shares of any class of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.
Section 5.5    REIT Qualification. If the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust's REIT election pursuant to Section 856(g) of the Code. The Board of Trustees also may determine that compliance with any restriction or limitation on share ownership and transfers set forth in Article VII hereof is no longer required for REIT qualification.
ARTICLE VI
SHARES OF BENEFICIAL INTEREST
Section 6.1    Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue 500,000,000 common shares of beneficial interest, $0.01 par value per share ("Common Shares"), and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"). If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.
Section 6.2    Common Shares. Subject to the provisions of Article VII and except as may otherwise be specified in the terms of any class or series of Common Shares, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares.
Section 6.3    Preferred Shares. The Board of Trustees may classify any unissued
Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of Shares.
Section 6.4    Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body or any other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.
Section 6.5 Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into or exchangeable or exercisable for Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws.
Section 6.6 Dividends and Distributions. The Board of Trustees may from time to time authorize and the Trust may declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding.
Section 6.7    General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.
Section 6.8    Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.
Section 6.9    Declaration and Bylaws. The rights of all shareholders and the terms of all Shares are subject to the provisions of the Declaration of Trust and the Bylaws.
Section 6.10 Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders, and amend the Declaration of Trust as necessary to effect the same, so long as the number of shares combined into one share in any such combination or series of combinations within any period of twelve months is not greater than ten.
ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 7.1    Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:
Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.
Business Day. The term "Business Day" shall mean any day, other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.
Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6 hereof, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(l)(A), 2055 and 2522 of the Code.
Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 7.3.1 hereof.
Charitable Trustee. The term "Charitable Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.
Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.
Equity Shares. The term "Equity Shares" shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.

Excepted Holder. The term "Excepted Holder" shall mean a Person for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.2.7 hereof.

Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Declaration of Trust or the Board of Trustees pursuant to Section 7.2.7 hereof and subject to adjustment pursuant to Section 7.2.8 hereof, the percentage limit established for an Excepted Holder by the Declaration of Trust or the Board of Trustees pursuant to Section 7.2.7 hereof.
Initial Date. The term "Initial Date" shall mean the date of the issuance of Common Shares pursuant to the initial underwritten public offering of Common Shares or such other date as determined by the Board of Trustees in its sole and absolute discretion.
Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The "Closing Price" on any date shall mean the last reported sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.
NYSE. The term "NYSE" shall mean the New York Stock Exchange.
Person. The term "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, government, government subdivision, agency or instrumentality or other entity and also includes a "group" as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of Section 7.2.1 hereof, would Beneficially Own or Constructively Own Equity Shares in violation of the provisions of Section 7.2.1(a) hereof, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines pursuant to Section 5.5 hereof that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.
Share Ownership Limit. The term "Share Ownership Limit" shall mean nine and eight- tenths percent (9.8%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Equity Shares of the Trust excluding any outstanding Equity Shares not treated as outstanding for federal income tax purposes, or such other percentage determined from time to time by the Board of Trustees in accordance with Section 7.2.8 hereof.
TRS. The term "TRS" shall mean a taxable REIT subsidiary (as defined in Section 856(1) of the Code) of the Trust.
Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), pledge, security interest or similar right to acquire Equity Shares, (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.
Section 7.2    Equity Shares.
Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date or as otherwise set forth below, and subject to Section 7.4 hereof:
(a)    Basic Restrictions.
(i)Except as provided in Section 7.2.7 hereof, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Share Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)Except as provided in Section 7.2.7 hereof, no Person shall Beneficially Own Equity Shares to the extent that such Beneficial Ownership of Equity Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).
(iii)Except as provided in Section 7.2.7 hereof, any Transfer of Equity Shares that, if effective, would result in Equity Shares being Beneficially Owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.
(iv)Except as provided in Section 7.2.7 hereof, no Person shall Beneficially Own or Constructively Own Equity Shares to the extent such Beneficial Ownership or Constructive Ownership would cause the Trust to Constructively Own ten percent (10%) or more of the ownership interests in a tenant (other than a TRS) of the Trust's real property within the meaning of Section 856(d)(2)(B) of the Code.
(v)No Person shall Beneficially Own or Constructively Own Equity Shares to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Trust to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any "eligible independent contractor" (as defined in Section 856(d)(9)(A) of the Code) that operates a "qualified lodging facility" (as defined in Section 856(d)(9)(D) of the Code) on behalf of a TRS failing to qualify as such.
(b)    Transfer in Trust; Transfer Void Ab Initio. If any Transfer of Equity
Shares (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Sections 7.2.1(a)(i), (ii), (iv) or (v) hereof, then that number of Equity Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Sections 7.2.1(a)(i), (ii), (iv) or (v) hereof (rounded up to the nearest whole share) shall be automatically transferred without further action by the Trust or any other party, to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3 hereof, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Equity Shares; or
(ii)    if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Sections 7.2.1(a)(i), (ii), (iv) or (v) hereof, then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Sections 7.2.1(a)(i), (ii), (iv) or (v) hereof shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.
Section 7.2.2 Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 hereof (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 hereof shall be regarded as having been transferred to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.
Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a) hereof, or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b) hereof, shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.
Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:
(a)every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares of each class and/or series Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with Section 7.2.1(a) hereof; and
(b)each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Share Ownership Limit.
Section 7.2.5 Remedies Not Limited. Subject to Section 5.5 hereof, nothing contained in this Section 7.2 hereof shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.
Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, the Board of Trustees shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it. In the event Sections 7.2 or 7.3 hereof requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3 hereof. Absent a decision to the contrary by the Board of Trustees (which the Board of Trustees may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.1 hereof) acquired Beneficial or Constructive Ownership of Equity Shares in violation of Section 7.2.1 hereof, such remedies (as applicable) shall apply first to the Equity Shares which, but for such remedies, would have been actually owned by such Person, and second to Equity Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative number of Equity Shares held by each such Person.
Section 7.2.7 Exceptions.
(a)The Board of Trustees, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Sections 7.2.1(a)(i), (ii), (iii) or (iv) hereof, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Trustees obtains such representations, covenants and undertakings as the Board of Trustees may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Trust to lose its status as a REIT.
(b)Prior to granting any exception pursuant to Section 7.2.7(a) hereof, the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c)Subject to Section 7.2.1(a)(ii), (iv) and (v) hereof, an underwriter, placement agent or initial purchaser that participates in a public offering, private placement or other private offering of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Share Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Equity Shares and provided that the restrictions contained in Section 7.2.1(a) hereof will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such Equity Shares.
Section 7.2.8 Change in Share Ownership Limit and Excepted Holder Limits.
(a)    The Board of Trustees may from time to time increase or decrease the
Share Ownership Limit; provided, however, that a decreased Share Ownership Limit will not be effective for any Person whose percentage ownership of Equity Shares is in excess of such decreased Share Ownership Limit until such time as such Person's percentage of Equity Shares equals or falls below the decreased Share Ownership Limit, but until such time as such Person's percentage of Equity Shares falls below such decreased Share Ownership Limit, any further acquisition of Equity Shares in excess of such decreased Share Ownership Limit will be in violation of the Share Ownership Limit and, provided further, that the new Share Ownership Limit would not allow five or fewer individuals (including any entity treated as an individual under Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Equity Shares.

(b)    The Board of Trustees may only reduce the Excepted Holder Limit for an
Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then current Share Ownership Limit.
Section 7.2.9 Legend. Each certificate, if any, for Equity Shares shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate, if any, may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.
Section 7.3    Transfer of Equity Shares in Trust.
Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) hereof that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b) hereof. The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6 hereof.
Section 7.3.2 Status of Shares Held by the Charitable Trustee. Equity Shares held by the Charitable Trustee shall be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.
Section 7.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee shall be paid with respect to such Equity Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Charitable Trust, the Charitable Trustee shall have the authority (at the

Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trust and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.
Section 7.3.4 Sale of Shares by Charitable Trustee. Within twenty (20) days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Equity Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 7.2.1(a) hereof. Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4 hereof. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Equity Shares in the transaction that resulted in such transfer to the Charitable Trust (or, if the event which resulted in the Transfer to the Charitable Trust did not involve a purchase of such Equity Shares at Market Price, the Market Price of such Equity Shares on the day of the event which resulted in the Transfer of such Equity Shares to the Charitable Trust) and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Equity Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 hereof. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trust, such Equity Shares are sold by a Prohibited Owner, then (i) such Equity Shares shall be deemed to have been sold on behalf of, or in respect of, the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Equity Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4 hereof, such excess shall be paid to the Charitable Trustee upon demand.
Section 7.3.5 Purchase Right in Shares Transferred to the Charitable Trustee. Equity Shares transferred to the Charitable Trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, if the event which resulted in the Transfer to the Charitable Trust did not involve a purchase of such Equity Shares at Market Price, the Market Price of such Equity Shares on the day of the event which resulted in the Transfer of such Equity Shares to the Charitable Trust) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 hereof. The Trust may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Equity Shares held in the Charitable Trust pursuant to Section 7.3.4 hereof. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary in accordance with Section 7.3.4 hereof and any dividends or other distributions held by the Charitable Trustee shall be paid to the Charitable Beneficiary.
Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) hereof in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Section 7.4    NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
Section 7.5    Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
Section 7.6    Non-Waiver. No delay or failure on the part of the Trust or the Board of
Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.
Section 7.7    Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE VIII
SHAREHOLDERS
Section 8.1    Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called only in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.
Section 8.2    Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 hereof and the removal of Trustees as provided in Section 5.3 hereof; (b) amendment of the Declaration of Trust as provided in Article X hereof; (c) termination of the Trust as provided in Section 12.2 hereof; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the assets of the Trust, as provided in Article XI hereof; (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification; and (f) such other matters as may be properly brought before a meeting of shareholders pursuant to the Bylaws. Except with respect to the matters described in clauses (a) through (e) above, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.
Section 8.3 Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4 hereof, or as may otherwise be provided by contract approved by the Board of Trustees, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell. Holders of shares of beneficial interest shall not be entitled to exercise any rights of an objecting shareholder provided for under Title 8 or Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees, shall determine that such rights apply, with respect to all or any classes or series of shares of beneficial interest, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
Section 8.4    Extraordinary Actions. Except as specifically provided in Section 5.3 hereof (relating to removal of Trustees) and in Section 10.3 hereof (relating to certain amendments to the Declaration of Trust), notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of a greater number of votes, any such action shall be effective and valid if advised by the Board of Trustees and taken or approved by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.
Section 8.5    Board Approval. The submission of any action of the Trust to the shareholders for their consideration shall first be approved by the Board of Trustees.
ARTICLE IX
LIABILITY LIMITATION, INDEMNIFICATION
AND TRANSACTIONS WITH THE TRUST
Section 9.1    Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his or her being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his or her being a shareholder.

Section 9.2    Limitation of Trustee and Officer Liability. To the maximum extent that
Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 9.3    Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Trustee or officer of the Trust or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.
Section 9.4    Transactions Between the Trust and its Trustees, Officers, Employees and
Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.
ARTICLE X
AMENDMENTS
Section 10.1 General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. An amendment to the Declaration of Trust shall be signed, acknowledged and filed as required by Maryland law. All references to the Declaration of Trust shall include all amendments thereto.
Section 10.2 By Trustees. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, (i) to qualify as a REIT under the Code or under Title 8, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Corporations and Associations Article of the Annotated Code of Maryland and (iii) as otherwise provided in the Declaration of Trust.
Section 10.3 By Shareholders. Except as otherwise provided in the Declaration of Trust, any amendment to the Declaration of Trust shall be valid only if advised by the Board of Trustees and approved by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.3 hereof or to this sentence of the Declaration of Trust shall be valid only if advised by the Board of Trustees and approved by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.
ARTICLE XI
MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY
Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property. Any such action must be advised by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, approved by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.
ARTICLE XII
DURATION AND TERMINATION OF TRUST
Section 12.1 Duration. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 hereof or pursuant to any applicable provision of Title 8.
Section 12.2 Termination.
(a)    Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated upon approval at any meeting of shareholders by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter. Upon the termination of the Trust:
(i)The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business. The Trustees may appoint any officer of the Trust or any other person to supervise the winding up of the affairs of the Trust and delegate to such officer or such person any or all powers of the Trustees in this regard.

(iii)    After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as the Trustees deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.
(b)    After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees or an authorized officer shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.
ARTICLE XIII
MISCELLANEOUS
Section 13.1 Governing Law. The rights of all parties and the validity, construction and effect of every provision of the Declaration of Trust shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.
Section 13.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.
Section 13.3 Severability.

(a)    The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2 hereof.
(b)    If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.
Section 13.4 Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference shall be made, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.
Section 13.5 Recordation. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.
THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.
FOURTH: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 Common Shares, $0.01 par value per share. The aggregate par value of all shares of beneficial interest having par value was $10.

FIFTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 600,000,000, consisting of 500,000,000 Common Shares, $0.01 par value per share, and 100,000,000 Preferred Shares, $0.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $6,000,000.
The undersigned President acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of March, 2010.

ATTEST:	CHATHAM LODGING TRUST:

/s/ Peter Willis	/s/ Jeffery H. Fisher
Name: Peter Wills	Name: Jeffrey H. Fisher
Title: SecretarY	Title: President

CHATHAM LODGING TRUST

ARTICLES SUPPLEMENTARY

Chatham Lodging Trust, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAY”) that:

FIRST: Pursuant to Section 3-802(b)(3) of the Maryland General Corporation law (the “MGCL”), the Company, by a resolution (the “Resolution”) of its Board of Trustees (the “Board”) duly adopted at a meeting duly called and held, elected to no longer be subject to Section 3-803 of the MGCL.

SECOND: In accordance with the Resolution, no trustee’s term shall be shortened by the foregoing election. Commencing with the 2105 annual meeting of shareholders, as the term of each class of trustees expires, the successors to such class shall be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and quality.

THIRD: The Company’s election to no longer be subject to Section 3-803 of the MGCL has been approved by the Board in a manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the trust act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested by its Secretary and Vice President on this 8th day of April, 2015.

ATTEST:	CHATHAM LODGING TRUST:

/s/ Eric Kentoff	/s/ Jeffery H. Fisher
Name: Eric Kentoff	Name: Jeffrey H. Fisher
Title: Secretary and Vice President	Title: Chief Executive Officer and President